Exhibit 4.5

THIS DEBENTURE AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  NEITHER THIS DEBENTURE NOR SUCH SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION IN EFFECT UNDER SUCH ACT UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT DEMONSTRATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 1 OF THIS DEBENTURE.

CONVERTIBLE DEBENTURE

US $250,000	May 14, 2007

FOR VALUE RECEIVED, nCoat, Inc., a Delaware corporation (the “Company” or the “Corporation”), as of May 10, 2007 (“Date of Issuance”), hereby unconditionally promises to pay to the order of Coach Capital LLC or its assigns (the “Registered Holder”), at such address or at such other place as may be designated in writing by the Registered Holder, the aggregate principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), together with interest at the rate of 0.5 percent above the prime interest rate as reported by the Wall Street Journal’s bank survey for today’s date (this “Debenture”). Subject to the other provisions of this Debenture, the principal of this Debenture shall mature and become due and payable in full on the later of April 9, 2008 and the first aniversary of the last deposit of the total remaining monies contemplated by this debenture (the “Maturity Date”).  As of the date hereof, the Company acknowledges the receipt of $100,000 from the Registered Holder, together with the commitment from the Registered Holder that the additional $250,000 will be ordered for wire this date hereof.  All payments of principal by the Company under this Debenture shall be made in United States dollars to an account specified by the Registered Holder to the Company in writing prior to the Maturity Date.

1.	CONVERSION OF PRINCIPAL AND INTEREST.

(a)	By the Registered Holder.

(i)           This Debenture may be converted by the Registered Holder, subject to the restrictions below, on or before the Maturity Date, in whole or in part, into that number of shares of Common Stock equal to the principal amount of this Debenture (or the portion being converted), together with all interest accrued thereon and unpaid as of the date of the conversion, divided by the Conversion Price (the “Conversion Shares”) by surrendering this Debenture, with the conversion notice appended hereto as Exhibit I duly executed by the Registered Holder at the principal executive offices of the Company, or at such other office or agency as the Company may designate.

1

(ii)           Each conversion of this Debenture pursuant to this paragraph (a) shall be deemed to have been effected immediately prior to the close of business on the day on which this Debenture shall have been surrendered to the Company as provided above.  At such time, the person or persons in whose name or names any certificates for Conversion Shares shall be issuable upon such conversion as provided below shall be deemed to have become the holder or holders of record of the Conversion Shares represented by such certificates.

(iii)           As soon as practicable after the conversion of this Debenture in full or in part, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

a)           a certificate or certificates for the number of Conversion Shares to which the Registered Holder shall be entitled upon such conversion; and

b)           in case such conversion is in part only, a new Debenture or Debentures (dated the date hereof) of like tenor, in principal amount equal to the principal amount hereof less the amount that has been converted into Conversion Shares.

(b)       By the Company.  Conversion of this Debenture may not be forced by the Company.

(c)       Conversion Price.  The Conversion Price hereunder shall be $0.50.

2.	ADJUSTMENTS.

(a)   Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date on which this Debenture was first issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, with the sole exception of the Anticipated Split discussed above, the Conversion Price shall be proportionately increased to reflect the effect of such stock split or subdivision.  If the Company shall at any time or from time to time after the Original Issue Date combine or reverse split the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, reverse split or combination becomes effective.  For example, if the Company were to engage in the Anticipated Split, the Conversion Price would remain at $0.50, which, by way of further example, would result in the issuance, upon conversion of $500,000 of principal, of 1,000,000 of the common shares of the Company.

(b)  Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company or in cash or other property, then and in each such event the Registered Holder shall receive upon conversion hereof, in addition to the Conversion Shares issuable hereunder, the kind and amount of securities of the Company and/or cash and other property which the Registered Holder would have been entitled to receive had this Debenture been converted on the date of such event.

(c)  Adjustment for Mergers or Reorganizations, etc.  If there shall occur any reclassification, reorganization, recapitalization, consolidation, sale of all or substantially all assets or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsection 2(b) above), then, following any such reclassification, reorganization, recapitalization, consolidation, sale of all or substantially all assets or merger, and without payment of any additional consideration thereof, the Registered Holder shall receive upon conversion hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive if, immediately prior to such reclassification, reorganization, recapitalization, consolidation or merger, sale of all or substantially all assets, this Debenture had been converted.

3.         FRACTIONAL SHARES.  The Company shall not be required upon the conversion of this Debenture to issue any fractional shares, and shall round any fractional shares to the next highest whole number of shares.  If a fractional share interest arises upon any conversion or conversion of the Debenture, the Company shall eliminate such fractional share interest by paying the Registered Holder an amount computed by multiplying the fractional interest by the Fair Market Value of a full share of common Stock.

The “Fair Market Value” per share of Common Stock shall be determined as

(i)           if the Common Stock is listed on a national securities exchange, the NASDAQ Small Cap Market, the NASDAQ National Market, the OTCBB or another nationally recognized trading system as of the Conversion Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Conversion Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (ii)).

(ii)           the Fair Market Value per share of Common Stock shall be deemed to be the average daily closing price of the Company’s Common Stock for the four trading days prior to the Holder’s providing notice of conversion.

4.	REPRESENTATIONS AND WARRANTIES BY THE REGISTERED HOLDER.

(a)  The Registered Holder represents and warrants to the Company that it is not an affiliate of the Company and will, should it become an affiliate of the Company, notify the Company of the change in its status.

(b)  Accredited Status.  The Registered Holder, by initialing the applicable paragraph (a) through (g) below, hereby represents and warrants that the Registered Holder is an "Accredited Investor" as defined in Regulation D under the Securities Act, because the Registered Holder meets the requirements set forth in one or more of the enumerated categories.  Place your initials in the space provided in the beginning of each applicable paragraph thereby representing and warranting as to the applicability to the Registered Holder of the initialed paragraph or paragraphs.

[
]           (a) any individual Registered Holder whose net worth, or joint net worth with that person's spouse at the time of his purchase, exceeds $1,000,000 (including any individual participant of a Keogh Plan, IRA or IRA Rollover Registered Holder);

[
]           (b) any individual Registered Holder who had an income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of the same income level in the current year (including any individual participant of a Keogh Plan, IRA or IRA Rollover Registered Holder);

[	] (c) any corporation or partnership not formed for the specific purpose of making an investment in the Common Stock, with total assets in excess of $5,000,000;

[
]           (d) any trust, which is not formed for the specific purpose of investing in the Common Stock, with total assets in excess of $5,000,000, whose purchase is directed by a sophisticated person, as such term is defined in Rule 506(b) of Regulation D under the Securities Act;

[
]           (e) any ERISA Plan if the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, insurance company, or registered investment adviser, or the Plan has total assets in excess of $5,000,000;

[	] (f) any individual Registered Holder who is an executive officer or director of the Company.; or

[
]           (g) any entity in which all of the equity owners are Accredited Investors under paragraphs (a), (b), (c) or (f) above or any other entity meeting required "Accredited Investor" standards under Rule 501 of Regulation D under the Securities Act and applicable State securities law criteria. IF THE REGISTERED HOLDER IS AN ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE ACCREDITED INVESTORS, THE REGISTERED HOLDER MUST PROVIDE A SUBSCRIPTION AGREEMENT FROM EACH OF ITS EQUITY OWNERS.

(c)  Liquidity.  Registered Holder presently has sufficient liquid assets to purchase the Debenture.  Registered Holder's overall commitments to investments that are not readily marketable is not disproportionate to Registered Holder's total assets, and Registered Holder's investment in the Company will not cause such overall commitment to become excessive.  Registered Holder has adequate means of providing for its current needs and contingencies and has no need for liquidity in its investment in the Company or for a source of income from the Company.  Registered Holder is capable of bearing the economic risk and the burden of the investment contemplated by this Agreement, including, but not limited to, the possibility of the complete loss of the value of the Conversion Shares and the limited transferability of the Conversion Shares, which may make the liquidation of the Conversion Shares impossible in the near future.

(d)  Organization, Standing, Authorization.  If a corporation, limited liability company, or other entity, Registered Holder is duly organized, validly existing, and in good standing under the laws of its State of organization, and has the requisite power and authority to purchase the Debenture.  The purchase of the Debenture has been duly authorized by all required action of Registered Holder's members or managers.  The person executing, on Registered Holder's behalf, this Debenture and any other documents or instruments executed by Registered Holder in connection with this Debenture is duly authorized to do so.

(e)  Sole Party in Interest.  Registered Holder represents that it is the sole and true party in interest, and no other person or entity has or will have upon the purchase of the Debenture or the issuance of the Conversion Shares any beneficial ownership interest in the Conversion Shares or any portion of the Conversion Shares, whether direct or indirect.

(f)   Investment Purpose.  Registered Holder represents that it is acquiring the Debenture for its own account and for investment purposes and not on behalf of any other person or entity or for or with a view to resale or distribution.

(g)  Knowledge and Experience.  Registered Holder has been advised, to the Registered Holder’s satisfaction and understanding, with respect to the advisability of an investment in the Company and the Debenture.  Registered Holder is experienced in evaluating and making speculative investments, and has the capacity to protect its interests in connection with the acquisition of the Debenture and the Conversion Shares.  Registered Holder has such knowledge and experience in financial and business matters in general, and investments in the computer industry in particular, that Registered Holder is capable of evaluating the merits and risks of Registered Holder's investment in the Company.  Registered Holder has been informed that an investment in the Company is speculative and have concluded that Registered Holder's proposed investment is appropriate in light of its overall investment objectives and financial situation.

(h)  Disclosure, Access to Information.  Registered Holder confirms that it has received and thoroughly read and is familiar with and understands this Agreement, and that all documents, records, books and other information pertaining to Registered Holder's investment in the Company requested by Registered Holder have been made available for inspection and copying and that there are no additional materials or documents that have been requested by Registered Holder that have not been made available by the Company.  Registered Holder further acknowledges it has had an opportunity to ask questions of and receive answers from the Company's representatives, and that any decision not to ask questions of the Company's representatives was a conscious decision on Registered Holder’s part and reflects Registered Holder's belief that no additional information is necessary in order to make an informed decision about investing in the Company.

(i)   Accuracy of Representations and Information.  All representations made by Registered Holder in this Debenture and all documents and instruments related to this Debenture, and all information provided by Registered Holder to the Company concerning Registered Holder and its respective financial positions is correct and complete as of the date hereof.  If there is any material change in such information before the actual issuance of the Debenture or the Conversion Shares, Registered Holder immediately will provide such information to the Company.

(j)   No Representations.  None of the following have ever been represented, guaranteed, or warranted to Registered Holder by the Company or any of its employees, agents, representatives or affiliates, or any broker or any other person, expressly or by implication:

(1)           The approximate or exact length of time that Registered Holder will be required to remain as owner of the Debenture or the Conversion Shares;

(2)           The percentage of profit or amount of or type of consideration, profit or loss (including tax write-offs or other tax benefits) to be realized, if any, as a result of an investment in the Debenture or the Conversion Shares; or

(3)           The past performance or experience on the part of the Company or any affiliate or their associates, agents or employees, or of any other person as being indicative of future results of an investment in the Debenture or the Conversion Shares.

(k)  No Representations by Brokers or Finders.  Registered Holder represents in making its decision to purchase the Debenture and the Conversion Shares, it is not relying on any representations, warranties, promises, or other inducements to purchase that were made by any broker, finder, or selling agent of the Company, and that the only representations, warranties, or other inducements to purchase are contained in the written materials provided by the Company to the Registered Holder.

5.	REQUIREMENTS FOR TRANSFER.

(a)  This Debenture and the Conversion Shares shall not be sold or transferred unless either (i) their transfer first shall have been registered under the Securities Act of 1933, as amended (the “the Act”), and under applicable state securities or blue sky laws, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b)  Each certificate representing Conversion Shares shall bear a legend substantially in the following form:

“The shares represented by this certificate have been acquired for investment and have not been registered under the securities act of 1933.  Such shares may not be sold or transferred in the absence of such registration in effect under such act unless the company receives an opinion of counsel or other evidence reasonably acceptable to it demonstrating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said act or unless sold pursuant to rule 144 of such act.

The foregoing legend shall be removed from the certificates representing any Conversion Shares, at the request of the holder thereof, at such time as (i) they become eligible for resale pursuant to an effective registration statement or Rule 144(k) under the Act or (ii) the Company shall have received either an opinion of counsel or a “no-action” letter from the SEC to the effect that any transfer of the Conversion Shares represented by such certificates will not violate the Act and applicable state securities laws.

6.         EVENT OF DEFAULT.  The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a)  the failure of the Company to make any payment of principal on this Debenture when due, whether at maturity, upon acceleration, or otherwise; or

(b)  the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days.

(c)  Upon the occurrence of any such Event of Default all unpaid principal under this Debenture shall become immediately due and payable.

7.         NO IMPAIRMENT.  The Company will not, by amendment of its charter through reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Debenture against impairment.

8.	NOTICES OF RECORD DATE, ETC. In the event:

(a)  that the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the conversion of this Debenture) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)  of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the conversion of this Debenture) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be mailed at least ten days prior to the record date or effective date for the event specified in such notice.

9.         STOCK FULLY PAID, RESERVATION OF STOCK.  All of the Conversion Shares issuable upon the conversion of the rights represented by this Debenture will, upon issuance and receipt of the purchase price therefor, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges except for restrictions on transfer provided for herein or under applicable federal and state securities laws.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of this Debenture, such number of shares of Common Stock and other securities, cash and/or property, as from time to time shall be issuable upon the conversion of this Debenture.

10.        REPLACEMENT OF DEBENTURES.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (without any obligation for a surety or other security therefor) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Debenture, the Company will issue, in lieu thereof, a new Debenture of like tenor.

11.        TRANSFERS, ETC.

(a)  The Company will maintain a register containing the name and address of the Registered Holder of this Debenture.  The Registered Holder may change its or his address as shown on the Debenture register by written notice to the Company requesting such change.

(b)  This Debenture and all rights hereunder are transferable, in whole or in part, upon surrender of this Debenture with a properly executed assignment in a form reasonably acceptable to the Company at the principal executive offices of the Company.

(c)  Until any transfer of this Debenture is made in the Debenture register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Debenture is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.        MAILING OF NOTICES, ETC.  All notices and other communications from the Company to the Registered Holder shall be mailed by first-class certified or registered mail, postage prepaid, to the address last furnished to the Company in writing by the Registered Holder.  All notices and other communications from the Registered Holder or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its principal executive office.  If the Company should at any time change the location of its principal executive office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Debenture to the location of its principal executive office at the particular time shall be as so specified in such notice.

13.        NO RIGHTS AS STOCKHOLDER.  Until the conversion of this Debenture, the Registered Holder shall not have any rights by virtue hereof as a stockholder of the Company.

14.        USE OF PROCEEDS.  The Company will lend the proceeds of the sale of the Debenture to nCoat, or one or more of nCoat’s subsidiaires, pursuant to a note with the same interest and payment terms as this Debenture.

15.        CHANGE OR WAIVER.  Any term of this Debenture may be amended or waived upon the written consent of the Company and the Registered Holder.

16.        SECTION HEADINGS.  The Section headings in this Debenture are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.        GOVERNING LAW.  This Debenture will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict or choice of law provision thereof that would give rise the application of the domestic substantive law of any other jurisdiction.

[SIGNATURE PAGES FOLLOW.]

EXECUTED as of the Date of Issuance indicated above.

nCOAT, Inc.

By: /s/ Terry R. Holmes
Name: Terry R. Holmes
Title: President

COACH CAPITAL, LLC
(With Respect to Section 4 Only)

By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT I

CONVERSION NOTICE

To: nCoat, Inc. (the “Company”)	Dated: ____________

The undersigned herewith elects to convert $__________ in principal amount of such Debenture, together with any and all accrued and unpaid interest thereon, at the Conversion Price provided for in such Debenture, which is $_________.

By signing below, the undersigned hereby warrants and represents that each of the representations and warranties contained in Section 4 of the Debenture are true, correct, and accurate as of the date of this Conversion Notice.

Please issue a certificate representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name of Entity:	________________________________

Signature of
Authorized Person:	________________________________

Address:	__________________________________________

________________________________

Conversion Date:	________________________________

Number of Shares of
Common Stock to be Issued:

Amount of Debenture
Unconverted: $

Issue Shares in the Following Name
And Deliver to the Following
Address:	_______________________________________
 _______________________________________
 _______________________________________

Please also issue a replacement Debenture representing the balance outstanding, if any, upon completion of this conversion.